UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2014

NATIONAL OILWELL VARCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12317	76-0475815
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7909 Parkwood Circle Dr. Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 713-346-7500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 1, 2014, National Oilwell Varco, Inc. (“NOV”) issued a press release announcing that the board of directors of NOV has given final approval for the pro rata distribution of all outstanding shares of NOW Inc. (“NOW”) common stock to consummate the previously announced spin-off of NOV’s distribution business. The distribution is expected to be made after the closing of the market on May 30, 2014 (the “Distribution Date”) to NOV stockholders of record as of the close of business on May 22, 2014 (the “Record Date”). On the Distribution Date, each NOV stockholder as of the Record Date will receive one share of NOW common stock for every four shares of NOV common stock held at the close of business on the Record Date. Fractional shares of NOW common stock will not be distributed. Any fractional shares of NOW common stock otherwise issuable to NOV stockholders will be aggregated into whole shares and sold in the open market, and such NOV stockholders will receive a ratable share of the proceeds of such sale, after deducting any taxes required to be withheld and after deducting an amount equal to all brokerage charges, commissions and transfer taxes attributed to such sale. The distribution is subject to the satisfaction of the conditions to the separation and distribution described in NOW’s Registration Statement on Form 10, as filed with the SEC. Following the spin-off, NOW will be an independent, publicly traded company, and NOV will retain no ownership interest in NOW.

A copy of the press release announcing certain details of the spin-off is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is provided as part of the information furnished under Item 8.01 of this Current Report:

99.1	National Oilwell Varco, Inc. press release dated May 1, 2014 announcing details of spin-off.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2014	NATIONAL OILWELL VARCO, INC.

/s/ Brigitte Hunt
Brigitte Hunt
Vice President

Index to Exhibits

99.1	National Oilwell Varco, Inc. press release dated May 1, 2014 announcing details of spin-off.